Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 30th day of April, 2021 (“Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”), and CYCLERION THERAPEUTICS, INC., a Massachusetts corporation (“Tenant”).

RECITALS

A.         WHEREAS, Landlord and Tenant entered into that certain Lease dated as of April 1, 2019, as amended by that certain First Amendment to and Partial Termination of Lease Agreement dated as of February 28, 2020, as further amended by that certain Second Amendment to and Partial Termination of Lease Agreement dated as of September 15, 2020 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises from Landlord comprising approximately 56,849 square feet of Rentable Area (the “Premises”) of the building located at 301 Binney Street in Cambridge, Massachusetts (the “Building”); and

B.          WHEREAS, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.          Surrender Date.  Tenant shall surrender the Premises to Landlord in broom clean condition and in the condition required under the Lease no later than April 30, 2021 (“Surrender Date”).  At least thirty (30) days prior to the Surrender Date, Tenant shall deliver to Landlord the Exit Survey (as defined in the Lease).  In addition, at least ten (10) days prior to the Surrender Date, Tenant shall (i) deliver to Landlord written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws (as defined in the Lease), (ii) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (iii) conduct a site inspection with Landlord.  Tenant shall cause the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey, and Tenant shall remain responsible for such obligations after Tenant’s surrender of the Premises.  Tenant’s obligations under this Section 1 shall survive the termination of the Lease.

2.           No Termination Fee.  There shall be no termination fee due in connection with this Lease Termination (as defined below).

3.          Lease Termination.  The Lease shall automatically terminate effective as of 11:59 p.m. Eastern time on the Surrender Date (the “Lease Termination”).  If Tenant has not fully satisfied all of its obligations set forth in Section 1 of this Agreement (“Surrender Obligations”) by the Surrender Date, the Lease Termination shall nonetheless occur (including without limitation the right of Landlord to re-take exclusive possession of the Premises), Tenant shall be a holdover tenant under the Lease, and Tenant’s liability for any remaining Surrender Obligations shall survive the Lease Termination.  Landlord acknowledges that Tenant has fully satisfied the Surrender Obligations and vacated the Premises as of the Effective Date.  As of the Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease.

4.          Reservation of Rights.  Notwithstanding this Agreement, each party does not waive, and hereby reserves, any rights and/or remedies that it may have under the Lease or at law or in equity arising from any default of the other party under the Lease existing as of the Lease Termination.

5.          No Default.  As of the Execution Date, Tenant represents and warrants to Landlord that, to its actual knowledge, (i) Landlord and Tenant are not in default of any of their respective obligations under the Lease and (ii) no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.  As of the Execution Date, Landlord represents and warrants to Tenant that, to its actual knowledge, (i) Landlord and Tenant are not in default of any of their respective obligations under the Lease and (ii) no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

6.          Release of Rights.  As of Lease Termination, Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease arising from and after Lease Termination (but, for the avoidance of doubt, Tenant retains any rights to receive reimbursement on account of any overpayment of Operating Expenses with respect to the Premises, and Tenant reserves its rights and remedies for any breach or default of Landlord under this Agreement).

7.          Quitclaim.  To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord, without any representation, warranty or recourse whatsoever, such right, title or interest in or to the Premises as of the Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim; provided, that no such remise, release and quitclaim shall affect, limit or nullify Tenant’s rights with respect to any provisions of the Lease that survive the expiration or earlier termination of the Lease, including but not limited to, Tenant’s right to receive reimbursement on account of the overpayment of any Operating Expenses.  Notwithstanding this Termination, Tenant does not waive, and hereby reserves, any rights and/or remedies that Tenant may have relating to SL 301B LLC (“SmartLabs”) under any agreements between Tenant and SmartLabs; provided, however, that Tenant acknowledges that Landlord has offered SmartLabs the following relief from Exhibit C, Item 11b of the Second Amendment, and Tenant shall waive any obligation for SmartLabs to complete same:  “SmartLabs may leave the existing FCUs, but must disconnect, demolish and cap all associated wiring and piping back to the main rise.  SmartLabs shall not be required to install (2) new split units as noted.”

8.          Representation of Parties.  Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises.

9.          Attorneys’ Fees.  Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

10.        Integration.  The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.  In the event of any conflict between the terms contained in this Agreement and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

11.        Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

12.         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of Massachusetts, without regard to Massachusetts’s conflict of law principles.

13.        Authority.  Tenant guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.  Landlord guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate limited liability company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

14.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

15.         Amendment.  No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

16.        Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, Tenant’s use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.

17.         Facsimile and PDF Signatures.  A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

18.         Voluntary Agreement.  The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

19.         Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed Massachusetts instrument as of the day hereinabove first written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ Colleen OConnor
Name:	Colleen OConnor
Its:	Vice President, East Coast and U.K. Markets

TENANT:

CYCLERION THERAPEUTICS, INC.,
a Massachusetts corporation

By:	/s/ Anjeza Gjino
Name:	Anjeza Gjino
Its:	CFO